EXHIBIT 2.5.1









                          DATED AS OF OCTOBER 26, 2001



                              MINERAS BONANZA C.A.
                                  as Borrower

                      CRYSTALLEX INTERNATIONAL CORPORATION
                           BOLIVAR GOLDFIELDS A.V.V.
                            ORINOQUIA MINING A.V.V.
                                REVEMIN II, C.A.
                             EL CALLAO MINING CORP.
                                      and
                                ECM (VENCO) LTD.
                         as additional Project Parties

                          STANDARD BANK LONDON LIMITED
                          as Initial Lender and Lender

                          STANDARD BANK LONDON LIMITED
                              as Collateral Agent

                                      and

                          STANDARD BANK LONDON LIMITED
                            as Administrative Agent



                          ----------------------------
                               FIRST AMENDMENT TO
                                CREDIT AGREEMENT
                          ----------------------------




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                      FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT is dated as of October 26, 2001 (this "First Amendment"), AMONG:

(1) MINERAS BONANZA C.A., a company organized under the laws of Venezuela ("Bonanza" or the "Borrower");

(2) CRYSTALLEX INTERNATIONAL CORPORATION, a company organized under the federal laws of Canada ("CRYSTALLEX"), BOLIVAR GOLDFIELDS A.V.V., a company organized under the laws of Aruba, having its statutory seat in Aruba, Netherlands Antilles ("BOLIVAR ARUBA"), ORINOQUIA MINING A.V.V., a company organized under the laws of Aruba, having its statutory seat in Aruba, Netherlands Antilles ("ORINOQUIA"), REVEMIN II, C.A., a company organized under the laws of Venezuela ("REVEMIN"), EL CALLAO MINING CORP. a company organized under the laws of the Province of British Columbia ("EL CALLAO"), and ECM (VENCO) LTD., as additional Project Parties (El Callao and ECM sometimes collectively referred to herein as the "New Project Parties");

(3) STANDARD BANK LONDON LIMITED, a bank organized under the laws of England ("STANDARD BANK"), as the sole initial lender and, as of the date hereof, the lender ("INITIAL LENDER");

(4) STANDARD BANK LONDON LIMITED, in its capacity as the collateral agent (in such capacity, the "Collateral Agent"); and

(5) STANDARD BANK LONDON LIMITED, in its capacity as the administrative agent (in such capacity, "the Administrative Agent").

                                    RECITALS

The Borrower, Crystallex, Bolivar Aruba, Orinoquia, Revemin, the Initial Lender, the Collateral Agent and the Administrative Agent are parties (the "ORIGINAL PARTIES") to a Credit Agreement, dated as of August 11, 2000 (together with all Schedules and Exhibits attached thereto, the "Agreement").

Pursuant to the Agreement, the other Loan Documents and the Project Documents, the Lenders made a loan available to the Borrower in an amount no greater than the Aggregate Commitment Amount. The Borrower has requested that the terms for the scheduled repayment of the Aggregate Commitment Amount be revised, and the Initial Lender and other Original Parties wish to agree to such revision, to add the New Project Parties as additional Project Parties (the New Project Parties and the Original Parties, each a "PARTY" and collectively, the "PARTIES"), and to further amendments to the Agreement, upon the terms and subject to the conditions provided in this First Amendment.

Standard Bank was and is the sole Initial Lender and on the date hereof is also the sole Lender, there having been no assignment or delegation by Standard Bank, as an Assignor Lender, to an Assignee Lender, of all or any fraction of Standard Bank's total Loan and Commitment pursuant to Section 11.11.1 of the Agreement.


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Crystallex owns directly approximately 80% of all of the shares of El Callao and
El Callao owns directly all of the shares of ECM. ECM owns directly 51% of all of the shares of Osmin Holdings Limited, a company organized under the laws of Bermuda ("OSMIN"), and Osmin owns directly all of the shares of Auriferous El Callao C.A., a company organized under the laws of Venezuela ("AURIFEROUS").

Auriferous owns the mining concessions and rights to the La Victoria gold ore deposit and other associated properties and facilities located in the State of Bolivar, Venezuela (the "La Victoria Mine"). Crystallex and the New Project Parties are presently extracting gold from the La Victoria Mine, which gold is being processed at the Revemin Mill.

As additional security for the Borrower's obligations under the Agreement: (a) Crystallex is willing to grant a security interest over its interest in the share capital of El Callao, (b) El Callao is willing to grant a security interest over its interest in the share capital of ECM, (c) ECM is willing to grant a security interest over its interest in the share capital of Osmin, (d) Crystallex is willing to assign its right, title and interest in the El Callao Indebtedness and security related thereto (as hereinafter defined in the revised defined terms in Schedule I attached hereto, as provided in Section 4, below) and (e) Crystallex is willing to guaranty the obligations of the Borrower and any other Affiliates of Crystallex under any Hedging Obligations.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged by each Party hereto, the Parties hereto hereby agree as follows:

1. The foregoing RECITALS are true and correct and are incorporated in this First Amendment; provided, however, that such agreement by the Initial Lender, the Collateral Agent and the Administrative Agent as to the fourth and fifth RECITALS is based solely upon the representations of Crystallex, which, solely for the purpose of this Section, the Initial Lender, the Collateral Agent and the Administrative Agent assume to be true and correct.

2. The Agreement, the Loan Documents and the Project Documents, as executed and/or delivered by the Parties, or as any such Loan Documents are to be executed and/or delivered by Crystallex and the New Project Parties as provided herein, are hereby incorporated in this First Amendment by reference as if fully set forth herein, and shall remain in full force and effect in accordance with their terms, except as specifically amended or otherwise provided herein.

3. The New Project Parties are each added as parties to the Agreement and as additional Project Parties solely for the purposes specifically stated herein. The New Project Parties each agree to be parties to the Agreement for such purposes and to be bound by all of the terms, conditions and provisions of this First Amendment, and to fully comply with their obligations hereunder.

4. Section 1.1 Defined Terms of the Agreement is amended in its entirety to read as set forth in Schedule I attached hereto. Terms for which meanings are provided in the Agreement or in this First Amendment, other than in
     Section 1.1, as amended, shall have such meanings when used in the Agreement of this First Amendment or if the context otherwise requires and each notice and other communication delivered from time to time in connection herewith.

5. As of the opening of business by the Administrative Agent on the date hereof and immediately prior to the First Amendment Effective Date, the outstanding aggregate amount of the Loan is U.S.$8,500,000.

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6.   The Commitment Amount of the Initial Lender on the date hereof and immediately following the amendment to Section 1.1, as provided herein, is U.S.$8,500,000.

7. Section 3.1.1 of the Agreement is amended in its entirety to read as follows:

     3.1.1 SCHEDULED REPAYMENTS

     The Borrower shall, on each Payment Date hereafter set forth below, make a mandatory repayment of the Loan as follows:

     Payment Date                                Principal Payment
     ------------                                ------------------
     July 15, 2002                               U.S.$  275,882.45
     January 15, 2003                            U.S.$  318,797.50
     July 15, 2003                               U.S.$  416,889.04
     January 15, 2004                            U.S.$  514,980.58
     July 15, 2004                               U.S.$  514,980.58
     January 15, 2005                            U.S.$2,200,000.00
     July 15, 2005                               U.S.$2,200,000.00
     January 15, 2006                            U.S.$2,058,469.85
                                                 -----------------
     Total Principal Payments                    U.S.$8,500,000.00

     Without in any way limiting the Finance Parties' rights hereunder or the relevant provisions hereof, the parties hereto agree that, should the Venezuelan Companies discover and/or prove sufficient additional Reserves as the Project, they will enter into discussions in order to adjust the repayment schedule described in this Section to reflect such additionally discovered and/or proven Reserves.

8. Section 8.1.6 of the Agreement is amended in its entirety to read as follows:

     8.1.6    RECALCULATION OF BASE CASE

     (a) The Borrower shall, with the approval of the Administrative Agent, such approval not to be unreasonably withheld, update the Base Case from time to time at least on an annual basis, no later than each October 1, commencing October 1, 2001; provided, however, that the updated base case for October 1, 2001, shall be updated within sixty (60) days following the First Amendment Effective Date ("2001 DATE"). Any such updated Base Case shall be the Base Case for all purposes of this Agreement and each other Loan Document. If no agreement between the Borrower and the Administrative Agent can be reached on an updated Base Case by October 1 of the relevant calendar year thereafter (other than October 1, 2001), then the Borrower and the Administrative Agent shall negotiate further in updating the Base case so as to be acceptable to all parties (and may utilize the services of an independent expert); provided, however, that if such negotiations have not produced a Base Case acceptable to the Administrative Agent by November 30 next following, then the Base Case then in effect shall remain the Base Case for all purposes of this Agreement and each other Loan Document. Notwithstanding the foregoing, in the event that an updated Base Case is not agreed on or before the 2001 Date: (i) the draft "Corporate Business Plan" attached hereto as Exhibit A is hereby adopted as the

         Base Case, effective on the 2001 Date, and the proviso in the immediately preceding sentence shall not be given effect, and (ii) if the proviso in the third sentence of Section 8.1.6(a) becomes effective, such "Corporate Business Plan" shall be "the Base Case then in effect" for the purpose of such proviso. The Parties each acknowledge receipt of the electronic document described in Exhibit A and agree that a printed copy thereof need not be attached hereto.

     (b) Notwithstanding the provisions of clause (a), by an amendment to this Agreement by the parties hereto, or by separate written agreement of the Borrower and the Administrative Agent, a Base Case then in effect may be revised at any time prior to the adoption of an updated base case pursuant to clause (a) (a "REVISED BASE CASE"), to be effective until replaced by an updated Base Case or another Revised Base Case.

9. The first sentence of Section 8.2.7(b) of the Agreement is amended in its entirety to read as follows:

     The counterparty to all Metal Trading Agreements shall be Standard Bank, unless the Administrative Agent shall, at the request of the Borrower but in the Administrative Agent's sole discretion, approve counterparties that are banks, other financial institutions or trading institutions having Indebtedness (with a maturity of one year or less) of Approved Credit Quality.

10.  The obligations of the Lenders to agree to the above amendments to
     Section 3.1.1 of the Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section, unless the Administrative Agent shall, in its sole discretion, defer such satisfaction to a specified later date. Unless specifically stated to the contrary, each document, certificate and other Instrument delivered pursuant to this Section shall be dated on, or prior to, and shall be in full force and effect on, a Borrowing Date concurrent with or following the First Amendment Effective Date with respect to the Loan.

     The Administrative Agent shall have received:

     (a) Such evidence as the Administrative Agent shall reasonably require to the effect that Crystallex is the registered owner of the share capital of El Callao to be pledged hereunder, that El Callao is the registered owner of the share capital of ECM to be pledged hereunder, that ECM is the registered owner of the share capital of Osmin to be pledged hereunder, that Osmin is the registered owner of the share capital of Auriferous and that Auriferous is the owner of the Mining Rights as to the La Victoria Mine.

     (b) A certificate of an Authorized Representative of each Project Party and (without duplication) Subordinated Creditor to the effect that (i) the representations of such Person set forth in each Loan Document to which it is a party shall be true and correct as at the First Amendment Effective Date and (ii) no Default shall have then occurred and be continuing.

     (c) From Crystallex, each Project Party and (without duplication) Subordinated Creditor, a certificate of its Secretary or similar officer as to:

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                (i) corporate resolutions of its Board of Directors or
                    similar body (and if required, shareholders' resolutions) then in force and effect authorizing the execution, delivery and performance of this First Amendment and each Loan Document ("NEW LOAN DOCUMENT") other than Loan Documents authorized, executed and delivered prior to the date of this First Amendment, and any other document to be executed by it in connection with the transactions contemplated by such New Loan Documents;

               (ii) the incumbency and signatures of those of its managing directors or officers authorized to act with respect to each New Loan Document and any other document executed or to be executed by it; and

              (iii) its Organic Documents as then in effect, upon which
                    certificate the Administrative Agent may conclusively rely until it shall have received a further certificate of the Secretary or similar officer of the relevant Person cancelling or amending such prior certificate.

     (d) Counterparts of the El Callao Pledge Agreement, duly executed by the Collateral Agent and an Authorized Representative of Crystallex and acknowledged by an Authorized Representative of El Callao;

                 (i) evidence of the delivery of the shares of El Callao
                     pledged thereunder to the Collateral Agent; and

                (ii) evidence that all filings and registrations required under the laws of Canada (including any required notations to be made in the shareholders' register of El Callao or on the relevant share certificates) shall have been duly made.

     (e) Counterparts of the ECM Pledge Agreement, duly executed by the Collateral Agent and an Authorized Representative of El Callao and acknowledged by an Authorized Representative of ECM;

                 (i) evidence of the delivery of the shares of ECM pledged
                     thereunder to the Collateral Agent; and

                (ii) evidence that all filings and registrations required under the laws of Bermuda (including any required notations to be made in the shareholders' register of ECM or on the relevant share certificates) shall have been duly made.

     (f) Counterparts of the Osmin Pledge Agreement, duly executed by the Collateral Agent and an Authorized Representative of ECM and acknowledged by an Authorized Representative of Osmin;

                (i) except for shares presently held in escrow, evidence of the delivery of the shares of Osmin pledged thereunder to the Collateral Agent; and

               (ii) evidence that all filings and registrations required
                    under the laws of Bermuda (including any required notations to be made in the shareholders' register of Osmin or on the relevant share certificates) shall have been duly made.

     (g) Counterparts of the Crystallex Assignment Agreement, duly executed by the Collateral Agent and an Authorized Representative of each of Crystallex, El Callao and ECM;

                (i) evidence that all filings required under applicable law shall have been duly made.

     (h) Counterparts of the Crystallex Hedge Guaranty, duly executed by the Collateral Agent and an Authorized Representative of Crystallex.

     (i) Opinions addressed to the Finance Parties from:

                (i) McCarthy Tetrault, Canadian counsel to the Project
                    Parties, as to such matters relating to the transactions contemplated by this First Amendment and in substantially such form as the Finance Parties may reasonably request; and

               (ii) Bermudan and Venezuelan counsel to the Project Parties, as to such matters relating to the transactions contemplated by this First Amendment and in substantially such form as the Finance Parties may reasonably request.

     (j) If the Administrative Agent shall have so requested, an English translation of any of the foregoing documents not originally executed in English, certified by an Authorized Representative of each Project Party thereto.

     (k) The representations and warranties of the Project Parties set forth in
         Article 7 and in all other Loan Documents, including this First Amendment, shall (subject to the exceptions specifically set forth herein) be true and correct as of the date initially made, and both immediately before and after the making of the requested Loan:


                (i) such representations and warranties shall be true and
                    correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

               (ii) no Default shall have then occurred and be continuing.

11. All references to "Sections," "Schedules" and "Exhibits" in the Agreement and this First Amendment and the Schedules and Exhibits attached hereto, shall be references to Sections, Schedules and Exhibits in the Agreement, unless specific reference is made to their being Sections, Schedules or Exhibits "to the First Amendment."

12. Whenever used in the Agreement, the term "either of the Venezuelan Parties" shall be amended to read "any of the Venezuelan Parties," and the term "neither Venezuelan Party" shall be amended to read "no Venezuelan Party."

13. This First Amendment may be executed by the Parties in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This First Amendment shall become effective on the date when counterparts hereof executed on behalf of all Parties other than the Administrative Agent (or notice thereof satisfactory to the Agent) shall have been received by the Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                           MINERAS BONANZA C.A.
                                           as the borrower


                                       By: /s/ Marc J. Oppenheimer
                                           --------------------------------
                                           Name: Marc J. Oppenheimer
                                           Title: President



                                           REVEMIN II, C.A.
                                           as an additional Project Party



                                       By: /s/ Marc J. Oppenheimer
                                           -------------------------------
                                           Name: Marc J. Oppenheimer
                                           Title: President



                                           BOLIVAR GOLDFIELDS A.V.V.
                                           as an additional Project Party


                                       By: /s/ Marc J. Oppenheimer
                                          --------------------------------
                                          Name: Marc J. Oppenheimer
                                          Title: President



                                           ORINOQUIA MINING A.V.V.
                                           as an additional Project Party


                                       By: /s/ Marc J. Oppenheimer
                                           -------------------------------
                                           Name: Marc J. Oppenheimer
                                           Title: President

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                                           CHRYSTALLEX INTERNATIONAL
                                           CORPORATION
                                           as an additional Project Party


                                       By: /s/ Marc J. Oppenheimer
                                           -------------------------------
                                           Name: Marc J. Oppenheimer
                                           Title: President & CEO



                                           EL CALLAO MINING CORP.
                                           as an additional Project Party


                                       By: /s/ Marc J. Oppenheimer
                                           --------------------------------
                                           Name: Marc J. Oppenheimer
                                           Title: President & CEO



                                           ECM (VENCO) LTD.
                                           as an additional Project Party


                                       By: /s/ Marc J. Oppenheimer
                                           -------------------------------
                                           Name: Marc J. Oppenheimer
                                           Title: President & CEO



                                           STANDARD BANK LONDON LIMITED
                                           as initial Lender and Lender

                                       By: /s/ D. M. Newport
                                          --------------------------------
                                          Name: D. M. Newport
                                          Title: Head of Mining Finance

By:    /s/ David Rhodes
       -----------------------
Title: Senior Manager
       --------------------

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                                           STANDARD BANK LONDON LIMITED
                                           as Administrative Agent

                                       By: /s/ D. M. Newport
                                          --------------------------------
                                          Name: D. M. Newport
                                          Title: Head of Mining Finance

By:    /s/ David Rhodes
       -----------------------
Title: Senior Manager
       --------------------



                                           STANDARD BANK LONDON LIMITED
                                           as Collateral Agent

                                       By: /s/ D. M. Newport
                                          --------------------------------
                                          Name: D. M. Newport
                                          Title: Head of Mining Finance

By:    /s/ David Rhodes
       -----------------------
Title: Senior Manager
       --------------------

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                                   SCHEDULE I

                                 DEFINED TERMS
1.1  DEFINED TERMS

     The following terms, when used in this Agreement, including its preamble and recitals, shall have the following meanings:

     "ACCOUNT BANK (CANADA)" means Bank of Montreal acting from its office in Vancouver, or, subject to this Agreement, such other bank located in Vancouver with which the Proceeds Account (Canada) shall be maintained.

     "ACCOUNT BANK (VENEZUELA)" means Banco Orinoco, acting from its office in Caracas or any similar bank nominated by the relevant Venezuelan Company which bank is reasonably satisfactory to the Administrative Agent.

     "ACCOUNT BANKS" means, collectively, the Account Bank (Canada), the Account Bank (Venezuela) and the Local Banks.

     "ACQUISITION AGREEMENT" is defined in the first recital.

     "ACQUISITION EFFECTIVE DATE" means such date as of which the Acquisition Transaction shall have been completed in accordance with its terms.

     "ACQUISITION TRANSACTION" means the purchase by Crystallex from the Vendor of the share capital of Bolivar Aruba (and indirectly Bolivar Aruba's interest in the entire share capital of Orinoquia and Bonanza and 93% of the share capital of Revemin), as contemplated by the Acquisition Agreement.

     "ADDITIONAL COSTS RATE" means for any Interest Period, the applicable rate determined by Administrative Agent and the relevant Lenders in accordance with Schedule II.

     "ADMINISTRATIVE AGENT" is defined in the preamble.

     "AFFILIATE" of any Person means any other Person which, directly or indirectly, controls or is controlled by or under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any compensation, welfare or similar plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power:

     (a) to vote twenty percent (20%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such Person; or

     (b) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "AGENTS" means, collectively, the Administrative Agent and the Collateral Agent.

     "AGGREGATE COMMITMENT AMOUNT" means U.S.$8,500,000, as may be reduced pursuant to Section 2.1(d).

     "AGGREGATE DISCOUNTED PROJECTED CASHFLOW" means for any Forecast Period, the aggregate of Projected Available Cashflow for each Measurement Period comprising such Forecast Period, discounted back to the relevant Calculation Date at the Discount Rate.

     "AGREEMENT" is defined in the preamble, and shall include all amendments thereto unless otherwise specified or the context otherwise requires.

     "AMENDED DISCLOSURE SCHEDULE" means any amended Disclosure Schedule, or any amendments to the Disclosure Schedule, as provided by the Borrower and/or Crystallex and accepted by the Administrative Agent, and containing matters required to be disclosed pursuant to any provision of the Agreement, including the Amended Disclosure Schedule attached as Schedule II to the First Amendment to provide for matters as to the New Project Parties.

     "APPLICABLE LAW" means, with respect to any Person or matter, any supranational, national, provincial, federal, state, regional, or local statute, law, rule, treaty, convention, regulation, order, decree or other requirement relating to such Person or matter and, where applicable, any interpretation thereof by any Governmental Agency having jurisdiction with respect thereto or charged with the administration or interpretation thereof (in each case, whether or not having the force of law, but if not having the force of law, such statute, law, etc. being of the type with which such Person would comply in the ordinary course of business).

     "APPLICABLE MARGIN" means two and one-half percent, (2.50%) per annum.

     "APPROVAL" means each and every approval, authorization, license, permit, consent, filing and registration by or with any Governmental Agency or other Person necessary for the execution, delivery or performance of this Agreement or any other Operative Document (including any such approval relating to, or necessary for, the production and export of Project Output and the consent of any lessor or owner of any property or assets forming part of the Project) or for the validity or enforceability hereof or thereof, whether or not referred to in Item 1 ("APPROVALS") of the Disclosure Schedule.

     "APPROVED CREDIT QUALITY" means at least A-1 (or any successor rating) by Standard & Poor's Rating Group, a division of McGraw Hill, Inc. and/or P-1 (or any successor rating) by Moody's Investors Services, Inc.

     "APPROVED SUBORDINATED INDEBTEDNESS" means any intercompany Indebtedness advanced by (a) any Subordinated Creditor for the benefit of Bonanza and subject to the terms and conditions of the Subordination Agreement or (b) any other Affiliate of Crystallex for the benefit of Bonanza and subject to subordination and other terms and conditions the same in all material respects as those contained in the Intercompany Subordination Agreement.

     "ARUBAN SECURITY AGREEMENT" means the pledge over Orinoquia's rights, title and interest to the Revemin Receivable, between Orinoquia, as pledgor, and the Collateral Agent, substantially in the form of Exhibit I attached hereto.

     "ASSIGNEE LENDER" is defined in Section 11.11.1.

     "ASSIGNMENT OF CONTRACT RIGHTS" means any Assignment executed in Spanish between the relevant Venezuelan Company, as assignor, the Initial Lenders and the Collateral Agent relating to such Venezuelan Company's rights under any designated Project Document, the English translation of which shall be in the agreed terms.

     "ASSIGNOR LENDER" is defined in Section 11.11.1.

     "AURIFEROUS" is defined in the Recitals to the First Amendment.

     "AUTHORIZED REPRESENTATIVE" means, relative to any Project Party or (without duplication) Subordinated Creditor, those of its managing directors or officers whose signatures and incumbency shall have been certified pursuant to Section 6.3.

     "BASE CASE" means the financial model prepared by the Borrower (approved in writing by the Administrative Agent), containing inter alta operational, economic, technical and risk management data concerning the Project and relating to the Facility together with calculations of: (a) the Loan Life Cover Ratio, the Project Life Cover Ratio, the Debt Service Cover Flow Ratio and the Reserve Tail Cover Ratio as subject to agreed standard assumptions and sensitivity analyses, (b) Aggregate Discounted Projected Cashflow and Projected Available Cashflow until the Maturity Date or, as the case may be, the Project End Date and (c) the scheduled payment obligations with respect to the Facility, as such model is modified and updated pursuant to Section 8.1.6. A print-out of the initial Base Case is attached as Schedule II. All references to the "Base Case" shall include and mean instead any Revised Base Case then in effect.

     "BOLIVAR" means lawful money of Venezuela.

     "BOLIVAR ARUBA" is defined in the preamble.

     "BOLIVAR ARUBA PLEDGE AGREEMENT" means the pledge agreement between Crystallex, as pledgor, and the Collateral Agent relating to the share capital of Bolivar Aruba, substantially in the form of Exhibit G attached hereto.

     "BOLIVAR GOLDFIELDS" is defined in the first recital.

     "BONANZA" is defined in the preamble.

     "BONANZA PLEDGE AGREEMENT" means the share pledge executed in Spanish between Orinoquia, as pledgor, the Initial Lenders and the Collateral Agent relating to the share capital of Bonanza, the English translation of which shall be in the agreed terms.

     "BONANZA PROCEEDS ACCOUNT" means the account designated as such and maintained by Bonanza with the Account Bank (Venezuela).

     "BORROWER" is defined in the preamble.

     "BORROWING DATE" means the Business Day on which the Loan is made pursuant to Section 2.1.

     "BORROWING NOTICE" means a loan request and certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit A hereto.

     "BUSINESS DAY" means:

     (a) any day which is not Saturday, Sunday, a legal holiday or any other day on which banks are closed in London, England or New York, New York, to the extent involving any Venezuelan Company, Caracas, Venezuela or, to the extent involving the Proceeds Account (Canada), Vancouver, British Columbia, Canada;

     (b) in relation to any determination involving Gold, a day on which the LBMA is open for business and on which dealings in Dollar deposits are carried out in the London interbank market; and

     (c) in relation to any payment, drawdown or continuing of an Advance, or the determination of the LIBO Rate, a day on which dealings in Dollar deposits are carried out in the London interbank market.

     "CALCULATION DATE" means each June 30 and December 31, and, without duplication, the Borrowing Date.

     "CAPITAL CONTRIBUTION" means a cash contribution made (directly or indirectly) by one Person to the ordinary share capital or equity of another Person.

     "CAPITAL EXPENDITURES" means, for any period and with respect to any Person, the sum of:

     (a) the aggregate amount of all expenditures of such Person for fixed or capital assets (including expenditure incurred in connection with deferred development costs) made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

     (b) the aggregate amount of all Capitalized Lease Liabilities incurred during such period.

     "CAPITALIZED LEASE LIABILITIES" means all monetary obligations of any Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "CASH EQUIVALENT INVESTMENT" means, at any time:

     (a) any security, maturing not more than one year after the purchase thereof, issued by the United States Treasury that is maintained in book-entry form on the records of a Federal Reserve Bank in the United States;

     (b) commercial paper, maturing not more than nine months from the date of issue, which (i) has a rating of at least Approved Credit Quality and
         (ii) is issued or guaranteed by a
         company (other than any project Party or Affiliate thereof) or a bank or commercial financial institution; or

     (c) any negotiable certificate of deposit or banker's acceptance denominated in Dollars, maturing not more than one year after the purchase thereof, or any money market funds in any case issued (or, in the case of a banker's acceptance, accepted) by a commercial banking institution organized under the laws of an OECD member country that has a combined capital and surplus and undivided profits of not less than U.S.$1,000,000,000 (or the equivalent thereof in any other currency).

     "CHANGE IN CONTROL" means:

     (a) the failure of Crystallex to own (and to have sole power to vote and dispose of), directly or indirectly and free and clear of all Liens (other than any Lien pursuant to the Bolivar Aruba Pledge Agreement or the El Callao Pledge Agreement), 100% of the issued and outstanding share capital (however designated) of Bolivar Aruba and approximately 80% of the issued and outstanding share capital (however designated) of El Callao;

     (b) the failure of Bolivar Aruba to own (and to have sole power to vote and dispose of), directly or indirectly and free and clear of all Liens (other than any Lien pursuant to the Orinoquia Pledge Agreement), 100% of the issued and outstanding share capital (however designated) of Orinoquia;

     (c) the failure of Orinoquia to own (and to have sole power to vote and dispose of), directly or indirectly and free and clear of all Liens (other than any Lien pursuant to the Bonanza Pledge Agreement), 100% of the issued and outstanding share capital (howsoever designated) of Bonanza;

     (d) the failure of Orinoquia to own (and to have sole power to vote and dispose of), directly or indirectly and free and clear of all Liens (other than any Lien pursuant to the Revemin Pledge Agreement), at least 93% of the issued and outstanding share capital (howsoever) designated) of Revemin;

     (e) the failure of El Callao to own (and to have sole power to vote and dispose of), directly or indirectly and free and clear of all Liens (other than any Lien pursuant to the ECM Pledge Agreement), 100% of the issued and outstanding share capital (howsoever designated) of ECM;

     (f) the failure of ECM to own (and to have sole power to vote and dispose of), directly or indirectly and free and clear of all Liens (other than any Lien pursuant to the Osmin Pledge Agreement), 51% of the issued and outstanding share capital (howsoever designated) of Osmin; or

     (g) the failure of Osmin to own (and to have sole power to vote and dispose of), directly or indirectly and free and clear of all Liens, 100% of the issued and outstanding share capital (howsoever designated of Auriferous.

     "CHATTEL MORTGAGE" means any Chattel Mortgage (over the personal property and other chattels in and relating to the Tomi Mine or the Revemin Mill) executed in Spanish between the relevant Venezuelan Company, as mortgagor, the Initial Lenders and the Collateral Agent, the English translation of which shall be in the agreed terms.

     "COLLATERAL AGENT" is defined in the preamble.

     "COLLATERAL AGREEMENTS" means, collectively, the Pledge Agreements and the Security Agreements.

     "COMMITMENT" means each Lender's obligation to make, maintain and continue its Loan in an amount equal to its Commitment Amount in each case pursuant to the terms and subject to the conditions of this Agreement.

     "COMMITMENT AMOUNT" means (a) relative to any Initial Lender, the amount set forth opposite its name on the signature pages hereto under the heading "COMMITMENT AMOUNT" and (b) relative to any Assignee Lender, the amount under the heading "COMMITMENT AMOUNT" assumed from the Assignor Lender pursuant to the Lender Assignment Agreement by which such Assignee Lender became a party to this Agreement, in each case as such amount may be adjusted pursuant to any Lender Assignment Agreement pursuant to which such Assignor Lender or Assignee Lender, as the case may be, is a party.

     "COMMITMENT TERMINATION DATE" means the earliest to occur of the following:

     (a) August 31, 2000;

     (b) the occurrence of any Enforcement Event;

     (c) the Borrowing Date on which the Loan shall have been made pursuant to
         Section 2.1; and

     (d) the termination of the Commitments pursuant to Section 2.1(d).

     "COMMITTED HEDGING AGREEMENTS" means all net forward sale, put/call options, spot deferred sale or other similar arrangements providing for a binding commitment to sell or deliver Gold entered into by the Borrower pursuant to Section 8.2.7.

     "COMPENSATION" means:

     (a) all cash or other consideration received by any Venezuelan Company (net of all reasonable out-of-pocket costs paid by such Venezuelan Company to Persons not affiliated with any Project Party in obtaining such cash or other consideration) in respect of the partial or total nationalization, expropriation, compulsory purchase, requisition or other taking (whether for title or otherwise) of the Project or the Project Assets, or any interest therein,

     (b) any sum received by any Venezuelan Company in respect of the release, inhibition, modification, suspension or extinguishment of any rights, easements or covenants enjoyed by or benefiting the Project or the Project Assets, or the imposition of any restriction affecting the Project or the Project Assets, or the grant of any easement of rights over or affecting the Project or the Project Assets or any part thereof, and

     (c) any cash or other payment received by any Venezuelan Company in respect of the refusal, revocation, suspension or modification of any Approval required for the construction or operation of the Project or the Project Assets, other than any proceeds received in respect of any Project Insurance.

     "COMPLIANCE CERTIFICATE" means a certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit D hereto.

     "COMPLIANCE DATE" means each June 30 and December 31 of each calendar year and, without duplication, the Borrowing Date.

     "CONTINGENT LIABILITY" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger of the debt, obligation or other liability guaranteed thereby.

     "CONTINUATION NOTICE" means a notice of continuation and certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit B hereto.

     "CONTRACTUAL OBLIGATION" means, relative to any Person, any provision of any security issued by such Person or of any Instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

     "CRYSTALLEX" is defined in the preamble.

     "CRYSTALLEX ASSIGNMENT AGREEMENT" means the assignment agreement between Crystallex, as assignor, and the Collateral Agent, as assignee, and joined in by El Callao and ECM, relating to Crystallex's right, title and interest in the El Callao Indebtedness, substantially in the form of Exhibit B attached to the First Amendment.

     "CHRYSTALLEX GUARANTY" means the guaranty between Crystallex, as guarantor, and the Collateral Agent, substantially in the form of Exhibit F attached hereto.

     "CRYSTALLEX HEDGE GUARANTY" means the guaranty between Crystallex, as guarantor, and the Collateral Agent, as to the obligations of the Borrower and any other Affiliates of Crystallex under any Hedging Obligations, substantially in the form of Exhibit C attached to the First Amendment.

     "CVG" means Corporation Venezuela de Guayana, a Venezuelan corporation.

     "DEBT SERVICE COVER RATIO" means, at any Compliance Date, the ratio of:

     (a) Projected Available Cashflow for the Measurement Period following such Compliance Date and for each subsequent Measurement Period prior to (and including) the Maturity Date, to

     (b) Principal Amounts required to be paid with respect to the Loan for each such Measurement Period, together with all interest projected to be paid with respect to the Loan.

     "DEFAULT" means any Event of Default or any condition or event which, after notice, lapse of time, the making of any required determination or any combination of the foregoing, would constitute an Event of Default.

     "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto as
     Schedule I.

     "DISCOUNT RATE" means, with respect to any Calculation Date, the sum of (a) the LIBO Rate for an actual Interest Period of six months commencing on such Calculation Date plus (b) the Applicable Margin.

     "DOLLAR" and the sign "U.S.$" mean lawful money of the United States.

     "ECM" is defined in the preamble to the First Amendment.

     "ECM PLEDGE AGREEMENT" means the share pledge between El Callao, as pledgor, the Initial Lender and the Collateral Agent relating to El Callao's interest in 100% of the share capital of ECM, substantially in the form of Exhibit D attached to the First Amendment.

     "EFFECTIVE DATE" is defined in Section 11.8.

     "EL CALLAO" is defined in the preamble to the First Amendment.

     "EL CALLAO INDEBTEDNESS" means all indebtedness of El Callao to Bema Gold Corporation ("Bema") pursuant to a Loan Agreement, dated June 30, 2000 between Bema, as lender, and El Callao, as borrower, and assigned by Bema to Crystallex pursuant to an Assignment and Assumption Agreement, dated February 26, 2001, by Bema, as assignor, and Crystallex, as assignee (the "BEMA ASSIGNMENT"), which indebtedness consisted of U.S.$13,307,028.54 and Canadian$2,346,684.43 as of the date of the Bema Assignment, and (a) the proceeds of which indebtedness was used in part to fund indebtedness of ECM to El Callao, indebtedness of Osmin to ECM, indebtedness of Auriferous to Osmin and indebtedness of Tamanaco Holdings Limited ("TAMANACO") to ECM and
     (b) which indebtedness is secured by (i) pledges to Bema (and assigned to Crystallex) of ECM shares of stock by El Callao, of Osmin shares of stock by ECM and of Tamanaco shares of stock by ECM and (ii) a guarantee of ECM to Bema (and assigned to Crystallex), all as more fully described in the El Callao Assignment Agreement.

     "EL CALLAO OBLIGORS" means El Callao and ECM.

     "EL CALLAO PLEDGE AGREEMENT" means the share pledge between Crystallex, as pledgor, the Initial Lender and the Collateral Agent relating to Crystallex's interest in approximately 80% of the share capital of El Callao, substantially in the form of Exhibit E attached to the First Amendment.

     "ENFORCEMENT EVENT" means either:

     (a) an Insolvency Event; or

     (b) the occurrence of any other Event of Default and the acceleration of the Obligations pursuant to Section 9.3.

     "ENVIRONMENTAL LAW" means, with respect to any Person, any Applicable Law relating to or imposing liability or standards of conduct concerning public health and safety and the protection of the environment that is applicable to such Person.

     "ESCROW AGREEMENT" means the Agreement, dated as of July 27, 2000, between Crystallex, the Vendor, Messrs. Stikman Elliott and Messrs. McCarthy Terrault.

     "EVENT OF DEFAULT" is defined in Section 9.1.

     "EXISTING LENDERS" is defined in the sixth recital.

     "EXISTING LOAN AGREEMENT" is defined in the sixth recital.

     "EXISTING SENIOR LOAN AGREEMENT" is defined in the sixth recital.

     "EXISTING SUBORDINATED LOAN AGREEMENT" is defined in the sixth recital.

     "FACILITY" means the Loan and the financial accommodations made to the Borrower in connection therewith.

     "FINANCIAL PARTIES" means, collectively, the Lenders and the Agents.

     "FIRST AMENDMENT" means the First Amendment to this Agreement among the Borrower, Crystallex, Boliver Aruba, Orinoquia, Revemin, El Callao, ECM the Initial Lender, the Collateral Agent and the Administrative Agent, dated as of October 26, 2001.

     "FIRST AMENDMENT EFFECTIVE DATE" means the date on which the actions described in Section 11.8 are taken with respect to the matters provided in the First Amendment and all conditions precedent that are provided in the First Amendment are satisfied.

     "FISCAL QUARTER" means any quarter of a Fiscal Year.

     "FISCAL YEAR" means any period of twelve consecutive calendar months ending on December 31.

     "FORECAST PERIOD" means, with respect to any Calculation Date, the period consisting of any Measurement Periods following such Calculation Date to (and including) the Maturity Date or, as the case may be, the Project End Date.

     "F.R.S. BOARD" means the Board of Governors of the Federal Reserve System.

     "GAAP" is defined in Section 1.3.

     "GOLD" means gold bullion measured in fine ounces troy weight.

     "GOVERNMENTAL AGENCY" means any supranational, national, federal, state, regional or local government or governmental department or other entity charged with the administration, interpretation or enforcement of any Applicable Law.

     "HAZARDOUS MATERIAL" means:

     (a) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, substance or waste within the meaning of any Environmental Law; or

     (b) any petroleum product.

     "HEDGING OBLIGATIONS" means, with respect to any Person, all liabilities of such Person under commodity swap agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements, options or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or precious metals prices (including any Metal Trading Agreements).

     "IMPERMISSIBLE QUALIFICATION" means, relative to the opinion or report of any independent certified public accountant or any independent chartered accountant as to any financial statement of any Project Party, any qualification or exception to such opinion or report:

     (a) which is of a "going concern" or similar nature;

     (b) which relates to any limited scope of examination of matters relevant to such financial statement which has resulted from any action of such Project Party the result of which is, directly or indirectly, to prevent such accountant from making such examination as such accountant deems appropriate; or

     (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause a default of any of the obligations under Section 8.1.5.

     "INDEBTEDNESS" of any Person means, without duplication:

     (a) all obligations of such Person for borrowed money or metals (including
         Gold) and all obligations evidenced by bonds, debentures, notes, or other similar Instruments on which interest charges are customarily paid;

     (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances and similar instruments, in each such case issued for the account of such Person;

     (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease
         Liabilities:

     (d) net payment liabilities of such Person under all Hedging Obligations;

     (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

     (f) all Contingent Liabilities of such Person in respect of any of the foregoing items which are the obligations of any other Person.

     "INDEMNIFIED LIABILITIES" is defined in Section 11.4.

     "INDEMNIFIED PARTIES" is defined in Section 11.4.

     "INITIAL LENDERS" is defined in the preamble.

     "INSOLVENCY EVENT" means, with respect to any Project Party, the occurrence of any Default described in Section 9.1.6.

     "INSTRUMENT" means any contract, agreement, indenture, mortgage, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed, or undertaken, or any Lien (or right or interest therein) is granted or perfected or purported to be granted or perfected.

     "INSURANCE CONSULTANT" is defined in Section 8.1.4.

     "INTEREST PERIOD" means, relative to the Loan:

     (a) initially, the period from the date the Loan was made on the Borrowing Date to the day which numerically corresponds to such date one, three, six or twelve months thereafter (or such other date as agreed between all the Lenders and the Borrower but, subject at all times to the provisions of Section 5.1);

     (b) thereafter, each period from the last day of the immediately preceding Interest Period applicable to the Loan to the day which numerically corresponds to such date one, three, six or twelve months thereafter (or such other date as agreed between all the Lenders and the Borrower and, subject as provided in clause (a)) as the Borrower may irrevocably select in the relevant Continuation Notice delivered pursuant to
         Section 2.2;

     provided, however, that:

     (c) absent the timely selection of an Interest Period for the then outstanding Loan, the Borrower shall be deemed to have selected an Interest Period identical to that then in effect with respect to the Loan;

     (d) if such Interest Period for the Loan would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day, unless such Business Day occurs in the next following calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

     (e) the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would end later than the Maturity Date;

     (f) at any one time, there shall only be permitted to be in effect a maximum of three Interest Periods with respect to the Loan; and

     (g) the Administrative Agent shall be able to select Interest Periods satisfactory to it pursuant to the terms and conditions of Section
         3.2.2 or after any Enforcement Event.

     "INVESTMENT" means, relative to any Person and without duplication:

     (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

     (b) any Contingent Liability entered into by such Person; and

     (c) any ownership or similar interest held by such Person in any other Person.

     The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

     "LA VICTORIA MINE" is defined in the fifth RECITAL to the First Amendment.

     "LBMA" means The London Bullion Market Association.

     "LENDER ASSIGNMENT AGREEMENT" means an Assignment Agreement, duly executed by an Assignor Lender and an Assignee Lender, substantially in the form of Exhibit C hereto.

     "LENDERS" means, collectively, the Initial Lenders and the Assignee
     Lenders.

     "LENDING OFFICE" means (a) with respect to each Initial Lender, the office of such Initial Lender designated as such below its signature hereto or such other office of such Initial Lender as may be designated from time to time by notice from such Initial Lender to the Administrative Agent and the Borrower, (b) with respect to each Assignee Lender, the office of such Assignee Lender designated as such in the Lender Assignment Agreement pursuant to which it became a Lender or as may be designated from time to time by notice from such Assignee Lender to the Administrative Agent and the Borrower and (c) with respect to the Administrative Agent, the office of the Administrative Agent designated as such from time to time by notice to the Borrower and each Lender.

     "LIBO RATE" means:

     (a) the rate (rounded upwards, if necessary, to the nearest four decimal places) which is the offered rate at or about 11:00 a.m. two Business Days prior to the relevant Interest Period for Dollar deposits for a period equal to the relevant Interest Period which appears on the display designated as the British Bankers' Association Interest Settlement Rate as quoted on the Reuters' Screen page no. LIBOR = (or such other page or service as may replace page no. LIBOR = of such service (as the case may be) for the purpose of so displaying the British Bankers' Association Interest Settlement Rate for London interbank offered rates and, in the absence of any such replacement page or service, such other page of such other service as the Administrative Agent, the relevant Lenders and the Borrower may agree), or

     (b) if no relevant rate appears on Reuters' Screen page no. LIBOR = or if such Reuters' Screen page is unavailable at the relevant time the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) of the respective rates, as supplied to the Administrative Agent at its request, quoted by the Reference Banks to prime banks in the London Interbank Market at or about 11:00 a.m. two Business Days prior to the relevant Interest Period in an amount comparable to the amount of the Loan and for a period equal to the Interest Period for delivery on the first day of that Interest Period.

     "LIEN" means any security interest, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

     "LOAN" means the loan under this Agreement (or any Lender's portion thereof), whether outstanding or to be made.

     "LOAN DOCUMENTS" means, collectively, this Agreement, the Collateral Agreements, the Crystallex Guaranty, the Subordination Agreement, each Metal Trading Agreement to which any Lender is a party, and each other Instrument executed by any Project Party or any Affiliate of any thereof evidencing any obligation (monetary or otherwise) in connection with and pursuant to this Agreement and the transactions contemplated hereby and representing obligations incurred to any of the Finance Parties.

     "LOAN LIFE COVER RATIO" means, at any Calculation Date, the ratio of:

     (a) Aggregate Discounted Projected Cashflow for the Forecast Period following such Calculation Date to (and including) the Maturity Date to

     (b) the Principal Outstanding as at such Calculation Date.

     "LOCAL ACCOUNTS" means, collectively, the accounts designated as such and maintained in the joint names of the Venezuelan Companies (or in the individual names of each Venezuelan Company) with the Local Banks.

     "LOCAL BANKS" means Banco Orinoco, acting from its office in Bonaire., The Netherlands Antilles and Banco Orinoco, acting from its office in El Callao, Venezuela or any similar banks nominated by the Venezuelan Companies which banks are reasonably satisfactory to the Administrative Agent.

     "LONDON GOLD PRICE" means on any day the price per Ounce of Gold as fixed by members of the LBMA during the afternoon of such day (including an amount, if any, equal to the premium and any other additional amounts that would be payable in the London bullion market in connection with a purchase of Gold). If the London Gold Price is not available by reference to the price fixed as aforesaid, then the London Gold Price shall be any of the following alternatives, with each later mentioned alternative to be used if the previous alternative is not available:

     (a) if such day is a Business Day (as described in clause (b) of the definition of such term) the price per Ounce of Gold as fixed by members of the LBMA during the morning of such day (including the premium and additional amounts described above).

     (b) if such day is a Business Day as aforesaid, the publicly quoted price in Dollars per Ounce of Gold on such other accessible international bullion market as may be agreed between the Administrative Agent and the Borrower, or

     (c) if such day is not a Business Day as aforesaid, the price per Ounce of Gold as fixed by members of the LBMA during the afternoon of the previous Business Day.

     "MATERIAL PROJECT DOCUMENTS" means the Milling Agreement and any other contract or agreement relating to the operation or maintenance of the Project of the nature that a Materially Adverse Effect would result if such contract or agreement were not in effect or were terminated and not replaced with a period of 30 days and includes those Instruments designated as "MATERIAL PROJECT DOCUMENTS" from time to time pursuant to Section 8.3.12(b).

     "MATERIALLY ADVERSE EFFECT" means an effect, resulting from any occurrence of whatever nature (including any adverse determination in any labor controversy, litigation arbitration or governmental investigation or proceeding), which is materially adverse to:

     (a) the financial condition, assets, revenues or prospects of (i) any Venezuelan Company, (ii) Bolivar Aruba and its Subsidiaries, considered on a consolidated basis or (iii) any of the New Project Parties;

     (b) the ability of any Project Party to make any payment or perform any other material obligation required under any Operative Document to which it is a party; or

     (c) the ability of any Venezuelan Company to operate and maintain the Project substantially in accordance with this Agreement.

     "MATURITY" means, any date on which the Loan is stated to be due and payable, in whole or in part, whether by required repayment, prepayment, declaration or otherwise.

     "MATURITY DATE" means January 15, 2006.

     "MEASUREMENT PERIOD" means the period of three calendar months commencing on each January 1 and July 1 of each calendar year; provided, however, for the computation of a financial ratio where a Measurement Period (a) commences on the Borrowing Date, "MEASUREMENT PERIOD" means the period commencing on the occurrence (or scheduled occurrence) of the Borrowing Date and ending on the June 30 or December 31 next following or (b) ends on the Maturity Date or the Project End Date. "MEASUREMENT PERIOD" means the period commencing on the relevant January 1 or July 1 and ending on the scheduled occurrence of either the Maturity Date or the Project End Date, as the case may be.

     "METAL TRADING AGREEMENTS" means, collectively, (a) the Committed Hedging Agreements and (b) any other agreements entered into by the Borrower and any of the New Project Parties relating to the sale or purchase of Gold.

     "MILLING AGREEMENT" means the Milling Agreement dated June 19, 1998 between Bonanza and Revemin.

     "MINERVEN" means CVG-Minerven C.A., a subsidiary of CVG.


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     "MINING RIGHTS" means all interests in the surface of the lands, the minerals in (or that may be extracted from) the lands, the royalty agreements, water rights, mining concessions, fee interests, mineral leases, mining licenses, profits-a-prendre, joint ventures and other leases, rights-of-way, tenurements, licenses and other rights and interests in real property used by or necessary to any Venezuelan Company to operate and maintain the Project.

     "NON-MATERIAL APPROVALS" is defined in Section 7.16(a)(ii).

     "NOTICE TO ACCOUNT BANK" means the notice from Bonanza to the Account Bank (Canada), as acknowledged by the Account Bank (Canada) to the Collateral Agent, substantially in the form of Exhibit J attached hereto.

     "OBLIGATIONS" means all obligations of the Borrower (or, in the case of the Crystallex Guaranty, Crystallex) with respect to the repayment or performance of all obligations (monetary or otherwise) arising under or in connection with the Facility.

     "OECD" means the Organization for Economic Cooperation and Development.

     "OPERATING EXPENDITURES" means, for any applicable period, all production, mining, crushing, leaching, metallurgical processing, laboratory, utility, milling, power, transport, refining and similar operating and administrative costs during such period.

     "OPERATIVE DOCUMENTS" means collectively, the Loan Documents and the Project Documents.

     "ORGANIC DOCUMENTS" means with respect to (a) Crystallex or El Callao, its certificate of continuance and its by-laws, (b) Bolivar Aruba or Orinoquia its articles of incorporation, (c) ECM or Osmin, its Memorandum of Association or By-Laws, (d) any Venezuelan Company, its by-laws (Estatutos) and (e) any of the foregoing, all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock or other equity interests.

     "ORIGINAL BORROWERS" is defined in the sixth recital.

     "ORINOQUIA" is defined in the preamble.

     "ORINOQUIA PLEDGE AGREEMENT" means the pledge agreement between Bolivar Aruba, as pledgor, and the Collateral Agent relating to the share capital of Orinoquia, substantially in the form of Exhibit H attached hereto.

     "OSMIN" is defined in the Recitals to the First Amendment.

     "OSMIN PLEDGE AGREEMENT" means the share pledge between ECM, as pledgor, the Initial Lender and the Collateral Agent relating to ECM's interest in 51% of the share capital of Osmin and substantially in the form of Exhibit F attached to the First Amendment.

     "OUNCE" means a fine ounce troy weight of Gold in a form readily tradeable with members of the LBMA from time to time.

     "PARTICIPANT" is defined in Section 11.11.2.


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     "PAYMENT DATE" means, after the First Amendment Effective Date, each July
     15 and January 15, commencing with July 15, 2002, and through January 15, commencing with July 15, 20002, and through January 15, 2006.

     "PERCENTAGE" means, relative to any Lender and at any time, the ratio (expressed as a percentage) of (a) the Principal Amount of such Lender's Loan at such time to (b) the aggregate Principal Amount of the Loan at such time.

     "PERMITTED LIENS" means the Liens permitted pursuant to Section 8.3.3.

     "PERSON" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "PLEDGE AGREEMENTS" means, collectively, the Bolivar Aruba Pledge Agreement, the Orinoquia Pledge Agreement, the Bonanza Pledge Agreement, the Revemin Pledge Agreement, the El Callao Pledge Agreement, the ECM Pledge Agreement and the Osmin Pledge Agreement.

     "PLEDGE WITHOUT CONVEYANCE" means the pledge executed in Spanish between Bonanza, as pledgor, the Initial Lenders and the Collateral Agent over Project Output from the Tomi Mine (including that being processed by the Revemin Mill), the English translation of which shall be in the agreed terms.

     "POLITICAL RISK INSURANCE" is defined in section 6.11(d).

     "PRINCIPAL AMOUNT" means the principal amount of the Loan, whether outstanding or to be made.

     "PRINCIPAL OUTSTANDINGS" means at any time the outstanding Principal Amount of the Loan at such time.

     "PROCEEDS ACCOUNT (CANADA)" means the account maintained by Bonanza with the Account Bank (Canada) pursuant to Section 4.1(a).

     "PROCESS AGENT" is defined in Section II.13

     "PROCESS AGENT ACCEPTANCE" means a letter from the Process Agent to the Administrative Agent, substantially in the form of Exhibit E attached hereto.

     "PROJECT" means collectively, the Tomi Mine and the Revemin Mill, each located in the Guayana Region, El Callao Municipality, Rasoia District Bolivar State, Venezuela.

     "PROJECT ACCOUNTS" means, collectively, the Proceeds Account (Canada), the Bonanza Proceeds Account, the Auriferous Proceeds Account and the Local Accounts.

     "PROJECT ASSETS" means all properties, assets or other rights, whether real or personal, tangible or intangible, now owned or hereafter acquired by or for the benefit of any Venezuelan Company, which are used or intended for use in or forming part of the Project.


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     "PROJECT DOCUMENTS" means, collectively and without duplication (a) the
     Material Project Documents, (b) all other Instruments referred to in Item 2 ("CURRENT/PENDING PROJECT DOCUMENTS") of the Disclosure Schedule and any Amended Disclosure Schedule and (c) all other Instruments designated as "PROJECT DOCUMENTS" from time to time pursuant to Section 8.3.12.

     "PROJECT END DATE" means December 31, 2006.

     "PROJECT INSURANCE" means any policy of insurance held in connection with the Project pursuant to Section 8.2.5.

     "PROJECT LIFE COVER RATIO" means, at any Calculation Date, the ratio of:

     (a) Aggregate Discounted Projected Cashflow for the Forecast Period following such Calculation Date to (and including) the Project End Date, to

     (b) the Principal Outstandings as at such Calculation Date.

     "PROJECT OUTPUT" means all products from the Project including ore, dore and Gold.

     "PROJECT PARTICIPANT" means (a) any Project Party and (b) any contractor, operator or processor involved in the technical, physical and operational aspects of the operation and maintenance of the Project.

     "PROJECT PARTIES" means, collectively, Crystallex, Bolivar Aruba, Orinoquia, El Callao, ECM and the Venezuelan Companies.

     "PROJECTED AVAILABLE CASHFLOW" means, for any Measurement Period, the amount reached by computing:

     (a) the actual revenue (expressed in Dollars and calculated by reference to Ounces of Gold) projected to be realized in respect of the Project during such period, minus;

     (b) all Operating Expenditures projected to be paid in respect of the Project during such period, minus;

     (c) all Taxes projected to be paid in respect of the Project during such period, minus;

     (d) all royalty and similar fees projected to be paid in respect of the Project during such period, minus;

     (e) all Capital Expenditures projected to be paid in respect of the Project during such period.

     For the purposes of item (a) above, as at any relevant Compliance Date:

     (i) any Ounces subject of Committed Hedging Agreements then in effect shall be valued using the actual delivery price specified in such Committed Hedging Agreements; and

    (ii) any other Ounces then projected to be produced shall be valued using the lower of (i) the average Spot Gold Price (for a period of six months) ending on (and including) the


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         relevant Compliance Date and (ii) the Spot Gold Price as at the
         relevant Compliance Date.

     "REFERENCE BANKS" means Citibank N.A., The Chase Manhattan Bank and Deutsche Bank AG acting through their principal offices in London, or such other banks and financial institutions which the Borrower and the Administrative Agent may agree.

     "REGULATORY CHANGE" means the occurrence after the Effective Date of any change in or abrogation of, or introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of any:

     (a) statute, law, rule, or regulation applicable to any Finance Party, or

     (b) guideline, interpretation, directive, consent decree, administrative order, request or determination (whether or not having the force of law but, if not having the force of law, such guideline, etc. being of the type with which such Finance Party would comply in the ordinary course of business) applicable to such Finance Party of any court, central bank or governmental or regulatory authority charged with the interpretation or administration of any statute, law, rule or regulation referred to in clause (a) or of any fiscal, monetary, or other authority having jurisdiction over such Finance Party.

     "REQUIRED LENDERS" means, at any time, Lenders having, in the aggregate, a Percentage of more than sixty-six and two-thirds (66 2/3%).

     "REQUIREMENT OF LAW" means, as to any Person, its Organic Documents and any Applicable Law or Contractual Obligation binding on or applying to such person.

     "RESERVE TAIL COVER RATIO" means, at any date, the ratio of:

     (a) Reserves as at such date, to

     (b) Reserves as at the Effective Date.

     "RESERVES" means, at any date, reserves of Gold at the Project as determined and calculated in accordance with the standards set forth in National Policy No. 2-A (Guide for Engineers, Geologists and Prospectors Submitting Reports on Mining Properties to Canadian Securities Administrators promulgated on April 22, 1983, as amended December 9, 1983 issued by the Canadian Securities Administrators.

     "REVEMIN" is defined in the second recital.

     "REVEMIN MILL" is defined in the fourth recital.

     "REVEMIN PLEDGE AGREEMENT" means the share pledge executed in Spanish between Orinoquia, as pledgor, the Initial Lenders and the Collateral Agent relating to Orinoquia's interest in 93% of the share capital of Revemin, the English translation of which shall be in the agree terms.

     "REVEMIN REAL PROPERTY MORTGAGE" means the ordinary mortgage executed in Spanish between Revemin, as mortgagor, the Initial Lenders and the Collateral Agent over the real

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     property assets and interests in and relating to the Revemin Mill
     (including all real property assets and interests), the English translation of which shall be in the agreed terms.

     "REVEMIN RECEIVABLE" means the account receivable in the amount of approximately U.S.$27,000,000 made by Revemin and acquired by Bolivar Aruba pursuant to Acquisition Transaction.

     "REVISED BASE CASE" is defined in Section 8 in the First Amendment.

     "SECURITY AGREEMENT (CANADIAN ASSETS)" means that certain Security Agreement executed by the Borrower and the Collateral Agent substantially in the form of Exhibit K-1 attached hereto.

     "SECURITY AGREEMENT (U.S. ASSETS)" means that certain Security Agreement executed by the Borrower and the Collateral Agent, substantially in the form of Exhibit K-2 attached hereto.

     "SECURITY AGREEMENTS" means, collectively, the Venezuelan Security Documents, the Aruban Security Agreement, the Security Agreement (Canadian Assets) and the Security Agreement (U.S. Assets).

     "SPOT GOLD PRICE" means, at any date, the London Gold Price in effect two Business Days prior to such date.

     "STANDARD BANK" is defined in the preamble.

     "SUBORDINATED CREDITORS" means, collectively, in their capacities as lenders under any Instrument evidencing Approved Subordinated Indebtedness, Crystallex and its Affiliates.

     "SUBORDINATION AGREEMENT" means that certain Subordination Agreement, executed by Bonanza, the Subordinated Creditors and the Collateral Agent, substantially in the form of Exhibit L hereto.

     "SUBSIDIARY" means, with respect to any Person, any corporation at least a majority or more of the outstanding shares of capital stock of which having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

     "TAX CREDIT" is defined in Section 5.7(b)

     "TAX PAYMENT" is defined in Section 5.7(b).

     "TAXES" means any present or future income, franchise, excise, stamp or other taxes, fees, duties, withholdings or other charges of any nature imposed by any taxing authority of any jurisdiction.

     "TOMI MINE" is defined in the third recital.

     "TOMI REAL PROPERTY MORTGAGES" means the ordinary mortgages executed in Spanish between Bonanza, as mortgagor, the Initial Lenders and the Collateral Agent over the real property assets



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

     and interests in and relating to the Tomi Mine (including all real property assets and interests owned or to be acquired by Bonanza), the English translations of which shall be in the agreed terms.

     "VENDOR" is defined in the first recital.

     "VENEZUELAN COMPANIES" means, collectively, Bonanza, Revemin and auriferous.

     "VENEZUELAN SECURITY DOCUMENTS" means the Tomi Real Property Mortgages, the Revemin Real Property Mortgage, the Chattel Mortgages (as to Bonanza and Revemin), the Pledges Without Conveyance (as to Bonanza and Revemin), any Assignment of Contract Rights and all other documents expressed to be governed by the laws of Venezuela creating, evidencing or granting or the subject of security for the obligations of any Project Party under the Loan Documents.


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